REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL



Shareholders and Board of Directors
American National Investment Accounts, Inc.
League City, Texas


In planning and performing our audits of the financial statements of American National Investment Accounts
(comprised of Balanced, Equity Income, Growth, Government
Bond, High Yield Bond, International Stock, Money Market and Small-Cap/Mid-Cap Portfolios), each a series of shares of American National Investment Accounts, Inc. (the
Funds) for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing
and maintaining internal control.   In fulfilling this
responsibility, estimates and judgments by management are
required to assess the expected benefits and related costs
of controls.   Generally, controls that are relevant to an
audit pertain to the entitys objective of preparing
financial statements for external purposes that are fairly
presented in conformity with accounting principles
generally accepted in the United States of America.   Those
controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.



Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.


Our consideration of the internal control would not
necessarily disclose all matters in internal control that
might be material weaknesses under standards established by
the Public Company Accounting Oversight Board (United
States).   A material weakness is a condition in which the
design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of
performing their assigned functions.   However, we noted no
matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses, as defined above, as of December 31, 2004.


This report is intended solely for the information and use of management, Shareholders, and the Board of Directors of American National Investment Accounts, Inc. and the
Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.



Tait, Weller & Baker

Philadelphia, Pennsylvania
February 4, 2005